Exhibit 3.2

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
GLYCOMIMETICS, INC.

GlycoMimetics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that:

FIRST:  The name of this Company is GlycoMimetics, Inc.

SECOND:  The Company’s Amended and Restated Certificate of Incorporation was filed on January 15, 2014.

THIRD:  The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending the Amended and Restated Certificate of Incorporation, as currently in effect (the “Certificate of Incorporation”), to add the following new Paragraph D and Paragraph E immediately following the existing Paragraph C of Article IV:

“D. Effective as of 8:46 am (Eastern Time) on June 13, 2025 (such time, the “Effective Time”), a one-for-one-hundred reverse stock split of the shares of Common Stock, pursuant to which every one-hundred shares of the Common Stock issued and held of record by each stockholder of the Company (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock from and after the Effective Time, without any action on the part of the Company or the respective stockholders thereof (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares, if upon aggregating all of the shares of Common Stock held by a record holder immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, the Company shall pay in cash (without interest) to each such holder an amount equal to the product of such resulting fractional interest in one share of Common Stock multiplied by the closing trading price on The Nasdaq Stock Market LLC of a share of Common Stock on the last trading day immediately prior to the date on which the Effective Time occurs (with such price proportionately adjusted to give effect to the Reverse Stock Split).

E. Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

FOURTH:  This Certificate of Amendment was submitted to the stockholders of the Company and was duly adopted and approved in accordance with the provisions of Sections  228 and 242 of the General Corporate Law of the State of Delaware.

FIFTH. This Certificate of Amendment shall be effective at 8:46 am (Eastern Daylight Time) as of June 13, 2025.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its Principal Executive Officer this  13th day of June, 2025.

GLYCOMIMETICS, INC.

By:	/s/ Brian Hahn
Brian Hahn
Principal Executive Officer